UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

March 2, 2015

ProtoKinetix, Incorporated
(Exact name of registrant as specified in its charter)

Nevada	000-32917	94-3355026
State of Incorporation	Commission File Number	IRS Employer Identification No

9176 South Pleasants Highway
St. Marys, West Virginia
26170  USA
Address of principal executive offices

304-299-5070
Telephone number, including
Area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯☐            Written communications pursuant to Rule 425 under the Securities Act
☐⁯            Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐⁯            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐⁯            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement

Effective March 2, 2015, ProtoKinetix, Incorporated, a Nevada corporation (the "Company") entered into a Settlement and Indemnity Agreement by and between the Company, Standard Bankcorp Inc. ("Standard Bankcorp"), and Mark Ralston to extinguish certain debts of the Company (the "Settlement Agreement") as approved by the Company's Board of Directors.

On July 1, 2011 the Company entered into a convertible promissory note with Standard Bankcorp in the amount of $300,000 with a rate of interest per annum at 8% which matures on June 30, 2016 (the "Note").  As of March 2, 2015, the Company owed the amount of $300,000 plus accrued interest of $84,000 under the Note and a second debt in the form of a short-term loan of $161,750 for advances made by Standard Bankcorp to the Company.

The Settlement Agreement provides for cancellation of the Note in exchange for issuing 3,840,000 shares of common stock of the Company to Standard Bankcorp at a deemed price of $0.10 per share as negotiated with Standard Bankcorp to satisfy the first debt, and payment of $161,750 in cash to Standard Bankcorp to satisfy the second debt.  The Company will pay $60,000 of the second debt directly to Clarence E. Smith, the Company's President and Chief Executive Officer in satisfaction of a debt incurred by Standard Bankcorp to Mr. Smith.

Item 3.02 Unregistered Sales of Equity Securities.

On March 2, 2015, the Company entered into an agreement with Clarence E. Smith, the Company's President and CEO, pursuant to which Mr. Smith agreed to purchase 15,000,000 shares of common stock of the Company at a price of $0.025 per share, representing aggregate total proceeds of $375,000, a portion of which had been advanced by Mr. Smith previously to the Company to pay Company expenses.

The Company relied on the exemption under 4(a)(2) of the Securities Act of 1933, as amended for the issuance of common stock.  No commission or other remuneration was paid on the issuance of the common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 6th day of March 2015.

ProtoKinetix, Incorporated

By:	/s/ Clarence E. Smith
Clarence E. Smith, President & CEO